                                                                    EXHIBIT 10.2

                 SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

        This Separation Agreement and Release of All Claims (the "AGREEMENT") is made by and between Andrew J. Pease ("Executive") and Broadcom Corporation, a California corporation (the "Company"), effective as of June 1, 2006.

                                    RECITALS

        A. Executive is the Company's Senior Vice President, Global Sales.

        B. Executive and the Company mutually desire to end Executive's employment by the Company and to enter into a consulting relationship for a limited period of time following the termination of Executive's employment.

                                   AGREEMENTS

        Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Executive and the Company (for its benefit and the benefit of the other Company Parties as defined below) agree as follows:

        1. Employment Status. Executive hereby resigns as Senior Vice President, Global Sales effective June 1, 2006 and his status in such position shall end effective that date. Executive shall continue full time employment with the Company (but not in the status of an officer) until June 30, 2006 (June 30, 2006 is referred to herein as the "Termination Date"). Following the Termination Date, Executive will be engaged as a consultant under the provisions of Section 2 hereof and Appendix A attached hereto ("Appendix A").

        2. Engagement as a Consultant.

                2.1 Executive and Company agree that Company will engage Executive as a consultant from the Termination Date until October 28, 2007 (unless earlier terminated) (the "Consulting Period") on the terms and conditions set forth in this Section 2 and in Appendix A. During the Consulting Period, the Company may share with Executive confidential information about its business, including without limitation trade secrets, technology and product roadmaps, legal theories, litigation strategies, and other technical, financial business and legal information. Executive and the Company agree that Executive's rendering services, without the Company's consent, to any entity that the Company reasonably and in good faith determines is competitive with the Company (a "Competitor"), would conflict with Executive's duties as a consultant. Therefore, during the Consulting Period, Executive will not, without the Company's written consent, render services to any Competitor (any such rendering of services is referred to herein as "Prohibited Employment"). The parties shall abide by the procedure set forth in Appendix A to determine whether any proposed employment by Executive would constitute Prohibited Employment. If Executive engages in Prohibited Employment prior to October 28, 2007, the Consulting Period shall immediately terminate. Subject to the restrictions set forth herein, Executive may render services to an entity other than a Competitor during the Consulting Period, and may, with the written consent of the Company, render services to a Competitor during the Consulting Period (each, "Permitted Employment"). Engagement in Permitted Employment


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
shall not cause the Consulting Period to cease. Executive may terminate the Consulting Period at any time prior to October 28, 2007 by providing written notice of termination to the Company.

                2.2 Commencing on the Termination Date and continuing until the earlier of (i) June 30, 2007, or (ii) the early termination of the Consulting Period under Section 2.1, and subject to Executive's continued compliance with all of the terms and conditions of this Agreement: (a) Executive shall be paid consulting fees at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), less appropriate withholdings, payable in accordance with the Company's regular payroll practices, and (b) Executive shall continue to receive life insurance and long-term disability insurance offered to the Company's employees generally on the same terms as all other executive employees.

                2.3 Executive shall continue to be covered by the Company's medical, dental and vision benefits until June 30, 2007. Coverage of Executive pursuant to the continued coverage requirements of section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended (commonly known as "COBRA coverage") shall commence July 1, 2007. The Company shall pay the cost of Executive's COBRA coverage until June 30, 2008, and Executive shall be responsible for the cost of such coverage commencing July 1, 2008 and continuing until COBRA coverage ceases. Notwithstanding the foregoing, if the Executive engages in either Prohibited Employment or Permitted Employment before July 1, 2008, (i) any remaining obligation of the Company to provide health benefit coverage (other than any COBRA coverage then required) shall immediately cease, and (ii) the Company's obligation to pay the cost of COBRA coverage shall immediately cease.

                2.4 Unless the Executive engages in Prohibited Employment, if permitted under the terms of the Company's 401(k) plan, Executive will be eligible to continue participation in such plan until June 30, 2007 and be eligible for allocation of the 2006 Company matching contribution under such plan.

                2.5 Executive shall not accrue any other benefits including without limitation, vacation, flexible spending, leave entitlement, severance or other compensation after the Termination Date.

                2.6 If the Executive has not engaged in Prohibited Employment on or before the date the Company pays bonuses to other executives of the Company with respect to services in 2006 (generally expected to occur in the first quarter of 2007), on that date the Company shall pay Executive a pro-rated bonus equal to the product of (i) $100,000 times (ii) a fraction, the numerator of which is the number of days in 2006 prior to the Termination Date, and the denominator of which is 365. No bonus shall be payable with respect to any period accruing after the Termination Date.

                2.7 Until the earlier of (i) the last day of the Consulting Period, or (ii) the "Applicable Equity Vesting Date," as defined below, Executive will be deemed to be in the continued service of the Company for purposes of vesting in awards of options to purchase shares of the Company's common stock or restricted stock units that were in existence as of the Termination Date (collectively, the "Outstanding Awards") and provided to Executive pursuant to any plan of the Company or any stock option agreement or restricted stock unit award agreement between Executive and the Company (collectively, the "Equity Agreements"). Therefore, in accordance with the terms of the applicable Equity Agreements, the Outstanding Awards will continue to vest (to the extent not previously vested) until the Applicable Equity Vesting Date (but in no event beyond the maximum term of the particular option or restricted stock unit, as applicable). On the earlier of (x) the last day of the Consulting Period, or (y) October 28, 2007, Executive will be deemed to have incurred a separation from service for purposes of each Outstanding Award, and Outstanding Awards that are vested stock options will remain exercisable for the period of time following such date provided for in the applicable Equity Agreement (generally an additional ninety (90) days). The "Applicable Equity Vesting Date" shall mean
(A) with respect to the December, 2003 option grant made to Executive, October 28, 2007, and (B) with respect to all other Outstanding Awards, June 30, 2007. In addition, Executive relinquishes his Section 16 status when he ceases to be an officer of the Company on June 1, 2006 and will be removed from the Company's Blackout List ninety (90) days after the Termination Date. Notwithstanding Executive's removal from the Blackout List, throughout the term of this Agreement, Executive may continue to be subject to special blackout windows provided that the Company determines in good faith that Executive possesses material inside information at that time.

               2.8 The Company shall have grounds for termination of the Company's obligations under this Agreement ("Termination Grounds") if Executive
(a) violates in any material respect the terms and conditions of Section 2.9,
Section 4.1, Section 5, Section 9, Appendix A or the Confidentiality and Inventions Assignment Agreement attached as Appendix B, and such violation is not curable or Executive fails to promptly cure such violation after written notice from the Company, or (b) engages in Prohibited Employment. If the Company believes in good faith that Termination Grounds exist, then the Company shall provide a written notice to Executive setting forth a brief description of the Termination Grounds it believes exist. If such Termination Grounds are curable by Executive, then Executive shall have 15 days from the date of such notice to cure such Termination Grounds. Upon the expiration of such 15-day period (if such Termination Grounds are curable and have not been cured), or upon providing written notice of Termination Grounds that are not curable, the Company may immediately suspend (i) the payment of any consulting fees, (ii) vesting of any then unvested stock options and restricted stock unit awards, and (iii) the exercisability of stock options (subject to the post-termination exercise period, if applicable, as set forth the in each applicable Equity Agreement). Such suspensions shall be subject to the arbitration procedure set forth in
Section 10.1. If the arbitrator determines that Termination Grounds exist, then the Company's obligation to make the suspended payments and provide the suspended benefits shall terminate without further payment to Executive, and the Consulting Period shall be deemed to have ended as of the date of the suspension. If the arbitrator determines that Termination Grounds do not exist, then the suspension shall be lifted and the suspended payments and benefits shall be paid or provided to Executive.

                2.9 Following the end of the Consulting Period (regardless of whether the Consulting Period terminated early), upon the reasonable requests of the Company made from time-to-time, the Executive will provide the Company with information in the Executive's possession as well as reasonable assistance regarding any business or legal issues where Executive's knowledge may be relevant.


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
        3. Separate Payment of Vacation. The parties recognize that, apart from this Agreement and except for the payment of accrued but unused vacation pay, the Company is not obligated to provide Executive with any of the benefits set forth hereunder. Executive will be paid for all accrued but unused vacation, without regard to his execution of this Agreement, on or before the Termination Date.

        4. Confidentiality Agreement and Disclosure by Company.

                4.1 Executive agrees to continue to abide by the terms and provisions of the Confidentiality and Invention Assignment Agreement dated July 10, 2003 signed by Executive (the "Confidentiality Agreement"), a copy of which is attached as Appendix B to this Agreement. Nothing in this Agreement shall affect the scope, enforceability, term or any other provision of the Confidentiality Agreement.

                4.2 The Company and Executive agree that the Company may disclose the existence, terms or provisions of, or any other information concerning, this Agreement to the extent the Company determines in its sole judgment that disclosure is required by law or is or otherwise appropriate.

        5. Mutual Non-Disparagement. During the Consulting Period and for one year after the end of the Consulting Period: (a) Executive agrees that he will not disparage the Company or any past or present (as of the time any statement is made) officer, director or employee of the Company or otherwise make statements -- whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations or otherwise -- which could tend to harm or injure the personal or business reputation or business, of the Company or of any past or present officer, director or employee of the Company, and whether or not such statements are made to any present or former employee or director of the Company or to someone outside of the Company. The Company agrees that it will instruct its "named executive officers," as defined in 17 CFR 229.402(a)(3) to not, during the Consulting Period and for one year after the end of the Consulting Period, disparage Executive or otherwise make statements -- whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations, or otherwise -- which could tend to harm or injure the personal or business reputation, or business, of Executive, and whether or not such statements are made to any present or former employee or director of the Company or to someone outside of the Company.

        Without limiting the generality of this Section 5, in response to any inquiries or in connection with any explanation of the reasons for the end of Executive's employment with the Company, the parties agree that the Company may provide a response substantially as follows: "The Company's policy is to just confirm the date of hire, date of termination, positions held and salary, bonus and options (without disclosing the number of options)" and the Company may then provide the foregoing information if requested. If asked, the Company will also confirm Executive's engagement as a consultant with the Company and his current salary and benefits. After the end of his employment, the Company may also state that Executive resigned and voluntarily ended his employment with the Company.

        6. Release and Waiver.

                6.1 Release of Company Parties. Except for the obligations of the Company as provided in this Agreement, Executive, on behalf of himself and his successors, heirs, assigns, related individuals and entities (if any), hereby fully and forever releases and discharges Company and any of its parent corporations, subsidiaries (whether or not wholly-owned), brother-sister corporations, and all other affiliated, related, predecessor or successor corporations and entities, and each of their respective present and former officers, representatives, administrators, accountants, attorneys, investigators, insurers, partners, associates, successors and assigns, in any and all capacities (including but not limited to the fiduciary, representative or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the foregoing (each a "Company Party" and together, the "Company Parties") from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against the Company or Company Parties with respect to, any matter arising out of or relating to Executive's employment, or the termination thereof, or any acts of the Company or any Company Party, including, without limitation, any claims and causes of action against the Company or any Company Party that relate to conduct occurring before and up to the date of this Agreement. Moreover, Executive releases, acquits and discharges the Company and the Company Parties from any and all rights, actions, claims, demands, costs and expenses (including but not limited to attorneys fees), contracts, allegations, liabilities, obligations, debts, damages and causes of action, whether known, suspected or unknown, fixed or contingent, apparent or concealed, which Executive had or now has or may claim to have had by reason of any matter or thing at any time up to and including the date Executive executes this Agreement. The foregoing notwithstanding, this release shall not extend to claims for indemnification permitted under common law, the Company's Bylaws or Articles of Incorporation or the Indemnification Agreement dated June 28, 2003 between Executive and the Company (the "Indemnification Agreement"), provided, however, that Executive shall notify the Company in writing within fifteen (15) days of receipt of notice of any claim subject to such indemnification.

               6.2 Acknowledgement and Waiver. Executive understands and agrees that he is waiving any rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him individually or on behalf of others to any claims based on, arising out of, or related to Executive's employment with, or the termination of Executive's employment with, the Company, including but not limited to any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain environment free from harassment and retaliation); laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace; statutory or common law claims of any kind, including but not limited to, contract, tort, and property rights, unfair business practices, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance or any other fringe benefit or compensation, including stock options; any and all rights or claims arising under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other state or federal statutes relating to securities, discrimination or wrongful termination of employment or employment related claims, the Equal Pay Act of 1963, the Americans with Disabilities Act, California Labor Code Section 1197.5, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, the California Business and Professions Code Section 17200 et seq., the Employee Retirement Income Security Act of 1976 ("ERISA") and any other laws and regulations relating to employment or the Executive's receipt of wages, stock, stock options or other compensation or benefits. Executive represents and warrants that as of the date this Agreement is executed by him, he has not suffered any work related injuries or illnesses.

                6.3 ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination Employment Act of 1967, as amended ("ADEA"), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that: (a) in return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement; (b) he is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement; (c) he was given a copy of the Agreement on June 1, 2006 and informed that he had twenty-one (21) days within which to consider the Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Appendix C; (d) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and (e) he was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the 7-day revocation period. In the event Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

                6.4 Tax Treatment. Executive expressly acknowledges and agrees that the release provided by Executive to the Company herein fully releases any claim the Executive may have had, now has, or in the future may have with respect to the Federal, state and local tax treatment of the consideration provided under this Agreement, including but not limited to claims related to any taxes or penalties arising under Section 409A of the Internal Revenue Code or comparable provisions of any state law with respect to the continued exercisability of stock options following the Termination Date, and without regard to whether the Executive actually performs or is deemed to have performed consulting services during the Consulting Period.

                6.5 Termination of Special Retention Program. Executive expressly acknowledges and agrees that the special retention program set forth in a letter agreement dated November 11, 2004 shall terminate with respect to Executive as of the date of this Agreement.

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Executive expressly acknowledges and agrees that he is not now and will not in the future be entitled to any payments or benefits under the special retention program, and he expressly waives any rights or claims had, now has, or in the future may have.

                6.6 Mistakes in Fact/Voluntary Consent. Executive expressly and knowingly acknowledges that, after the execution of this Agreement, he may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Agreement. Nonetheless, Executive agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. It is the intention of Executive to fully, finally, and forever settle and release any and all claims he may have against the Company and the Company Parties. In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims or facts. This Agreement is intended, pursuant to the advice of independently selected legal counsel, to be final and binding between and among the parties to this Agreement, regardless of any allegations of misrepresentations, or promises made without the intention of performance, or concealments of facts, or mistake of fact or law, or of any other circumstances whatsoever.

        In furtherance of Executive's intention, Executive waives any and all rights or benefits which he or it may have under the provisions of California Civil Code Section 1542, which provides as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EXECUTIVE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR [COMPANY]."

                6.7 Follow-up Release. At the end of the Consulting Period, the Executive shall execute and deliver to the Company the follow-up release attached hereto as Appendix D.

        7. Non-assignment and Absence of Claims. Executive represents and warrants that he has not assigned or transferred any portion of any claim that he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim. Executive represents that he has not filed any claims, charges, complaints or actions against the Company or any Company Parties, or assigned to anyone any charges, complaints, claims or actions against the Company or any Company Parties. Executive also agrees that if any claim is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit. This provision, however, shall apply only to the extent permissible under applicable law.

        8. No Admission of Liability. The parties acknowledge and covenant that this Agreement represents a settlement and compromise of any claims Executive may have against the Company or the Company Parties, and that by entering into this Agreement, no party admits or acknowledges the existence of any liability or wrongdoing, all such liability or wrongdoing being expressly denied.

        9. Return of Company Property. Executive represents and warrants that on or before June 30, 2006 he will deliver, to the Company and/or the Company's counsel, all tangible property of the Company in his possession, custody or control, including all originals and copies of documents, all documents and materials, of whatever nature, relating to the Company, its products and/or its services, and/or Executive's employment with the Company, including without limitation all datasheets, files, memoranda, emails, records, software, disks, instructional manuals and other physical or personal property that Executive received, prepared or helped prepare in connection with his employment with the Company. Executive further agrees that he will not keep any paper or electronic copies or excerpts of any of the above items and that he has no property or other interest in such documents and materials. Such documents as are necessary for Executive to perform his duties as a consultant during the Consultant Period shall be provided to Executive by the Company and those documents will be returned to the Company on or before the termination of the Consulting Period.

        10. Confidential Arbitration of Disputes.

                10.1 Any controversy, dispute, or claim between the parties to this Agreement, including without limitation any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by expedited arbitration, before a single arbitrator, in accordance with this Section and the then most applicable rules of the Judicial Arbitration and Mediation Services (JAMS) in Orange County, California, or its successor. The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in as confidential a manner as is legally permissible and any award and decision of the arbitrator shall be written in such a way as to protect the confidentiality of information made confidential by this Agreement or recognized as confidential by the Confidentiality Agreement. Any demand for arbitration by either party must be filed within the statute or statutes of limitation that is or are applicable to the claim(s) relating to the dispute upon which arbitration is sought or required. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures if the amount in controversy exceeds $250,000, or pursuant to its Streamlined Arbitration Rules and Procedures if the amount in controversy is $250,000 or less. Both parties will be entitled to conduct discovery in accordance with the rules and procedures as set forth in the California Code of Civil Procedure. The arbitrator shall have the same, but no greater, remedial authority as would a court hearing the same dispute. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator's award or decision is based. Judgment on the award may be entered in any court having jurisdiction; provided, however, that the arbitrator's award shall be subject to correction, confirmation or vacation in accordance with the provisions and standards of applicable law governing the judicial review of arbitration awards. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable statutory provision or common law principle, for provisional relief, including a temporary restraining order or a preliminary injunction. To the extent permitted by law, the proceedings and results, including the arbitrator's decision, shall be kept confidential.

                10.2 Right to Take or Forbear From Action. Although all disputes between the parties are to be resolved pursuant to the dispute resolution procedure set forth in this Section 10, commencement or exhaustion of the dispute resolution procedure is not prerequisite to any party taking or forbearing from any action that the party in good faith believes is consistent with this Agreement. Thus, by way of example and not limitation, in the event the Company in good faith believes Termination Grounds exist, the Company may suspend payments and benefits under this Agreement as set forth in Section 2.8 prior to the commencement or initiation of the dispute resolution procedure, and if Executive subsequently prevails in the dispute resolution procedure, Executive will be entitled only to those payments and benefits that were due to Executive under this Agreement.

        11. Miscellaneous Provisions.

                11.1 Cooperation and Indemnification. Executive agrees to cooperate with the Company in connection with any future, potential or currently pending litigation, including, without limitation, by providing information within Executive's knowledge to Company and by making himself reasonably available to testify in any action as reasonably requested by the Company.

                11.2 Additional Documents. The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

                11.3 Notices. Written notices required or permitted to be given pursuant to this Agreement shall be given as follows:

                If to Executive: At the address and facsimile no. set forth on the signature page of this Agreement.

                If to the Company:

                Broadcom Corporation
                16215 Alton Parkway
                P. O. Box 57013
                Irvine, CA 92619-7013
                Attn: General Counsel
                Facsimile No.: (949) 450-0504

        Such notice shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the U.S. Mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a nationally-recognized next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via confirmed facsimile transmission to the facsimile number as set forth in this Section or the signature page hereof prior to 6:00 p.m. in the recipient's time zone on a business day, or (v) the business day next following the date of transmission if sent via confirmed facsimile transmission to a facsimile number set forth in this Section or on the signature page hereof after 6:00 p.m. in the recipient's time zone or on a date that is not a business day. Change of a party's address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Section 11.3.

                11.4 Integration. This Agreement constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement; provided, however, that the Confidentiality Agreement and the Indemnification Agreement shall remain in full force and effect in accordance with their respective terms and as provided in Sections 4.1 and 6.1 hereof, respectively.

                11.5 Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by each of Executive and the Company.

                11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

                11.7 Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.

                11.8 Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties. Accordingly, no party shall be deemed to be the drafter of this Agreement.

                11.9 Construction. Whenever the context so requires, the singular number shall include the plural number and vice versa, and the masculine gender shall include the feminine (or neuter) gender and vice versa.

                11.10 Headings. The descriptive headings and sub-headings of the several section(s) contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                11.11 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the parties hereto and each of them. In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, employees, and any and all other related individuals and entities.

                11.12 Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.

                11.13 Counterparts. This Agreement may be executed and delivered in any number of counterparts or copies ("Counterparts") by the parties to this Agreement. When each party has signed and delivered at least one Counterpart to the other party to this Agreement, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the parties to this Agreement. Such delivery may be made by confirmed facsimile transmission.

                11.14 Independent Advice from Counsel. Each of the parties has received prior independent legal advice from legal counsel of such party's choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement. Each party's attorney has reviewed the Agreement at length, made any desired changes, and signed the Agreement to indicate that the attorney approved the Agreement as to form and substance.

                11.15 Knowing and Voluntary Agreement. Each party acknowledges that he or it is entering into this Agreement knowingly and voluntarily after having had an opportunity to negotiate with regard to the terms of this Agreement, to receive advice with regard to it, to carefully read and consider its terms, and to make such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as such party deems necessary or desirable.

        IN WITNESS WHEREOF, the parties hereto and their respective attorneys of record have approved and executed this Agreement on the dates specified below.


June 2, 2006                   THE COMPANY:

                               BROADCOM CORPORATION, a California corporation



                               By: /s/ Scott A. McGregor
                                   ------------------------------------
                                   Scott A. McGregor
                                   President and Chief Executive Officer

June 2, 2006                   EXECUTIVE:



                               /s/ Andrew J. Pease
                                   ------------------------------------
                                   Name: Andrew J. Pease

                                   Address:
                                           ----------------------------

                                           ----------------------------

                                   Facsimile No.:
                                                 ----------------------

June 2, 2006                   AGREED AS TO FORM AND SUBSTANCE:

                               LAW OFFICE OF ACKERMAN AND KEVORKIAN

                               By: /s/ Kevin B. Kevorkian
                                   ------------------------------------
                                   Print Name: Kevin B. Kevorkian
                                   Title: Attorney


                                   Address:
                                           ----------------------------

                                           ----------------------------

                                   Facsimile No.:
                                                 ----------------------


June 2, 2006                   AGREED AS TO FORM AND SUBSTANCE:

                               O'MELVENY & MYERS LLP

                               By: /s/ Wayne Jacobsen
                                   ------------------------------------
                                   Print Name: Wayne Jacobsen
                                   Title: Attorney

                                   Address: 610 Newport Center Drive, #1700
                                            Newport Beach, CA 92660
                                   Facsimile No.: (949) 823-6994

                                   APPENDIX A

                              TERMS OF CONSULTANCY

        1. This Appendix A sets forth the terms of Executive's engagement as a consultant to the Company following the Date of Termination, as referred to in
Section 2 of the Separation Agreement and Release of All Claims (the "Agreement"). Capitalized terms used in this Appendix A have the meanings set forth in the Agreement.

        2. The timing and scope of Executive's services to the Company during the Consulting Period will be as reasonably determined by the Company. Executive may provide such services, to the extent feasible, on a basis that avoids conflict with his obligations to others to whom he is then providing services. The Company agrees that it will make commercially reasonable efforts to (i) schedule the dates and times Executive will perform his consulting services during regular business days and hours, (ii) provide Executive reasonable advance notice of such schedule, and (iii) accommodate Executive's reasonable requests regarding such schedule. Executive and the Company acknowledge and agree that limitations and deadlines concerning the scheduling of Executive's services may be imposed by the Company as a result of the Company's need to comply with schedules and deadlines established by persons other than the Company (such as, by way of example and not limitation, schedules established pursuant to the order of a judge or magistrate or otherwise pursuant to court rules). Executive and the Company also acknowledge and agree that extenuating circumstances, such as the need to comply with schedules and deadlines as described in the preceding sentence, may limit the Company's ability to provide advance notice of the dates and times Executive will perform Executive's consulting services, although the Company will make commercially reasonable efforts to do so. Without limitation, Executive's consulting services to the Company may include meetings with the Company's internal and external legal counsel, review of documents and other evidence and forensic materials, providing evidence and testimony, and preparing to provide evidence and testimony, with respect to one or more legal matters involving the Company. The time Executive will be required to devote to services to the Company during the Consulting Period will not exceed the limits set forth in paragraph 3 of this Appendix A.

        3. During any twelve-month period within the Consulting Period, without Executive's consent, Executive will not be required to perform more than 200 hours of consulting services in the aggregate, and during any single calendar month Executive will not be required to perform more than 17 hours of consulting services. The monthly limits on the number of hours Executive can be required to perform consulting services will not apply in any month in which Executive is providing testimony in any deposition, trial, arbitration or similar proceeding, or at the Company's request is preparing for such testimony, but the twelve month limits will still apply. In the event that Executive provides more than the 200 hours of consulting services required during any twelve-month period within the Consulting Period, Executive and the Company will agree on the amount of additional compensation to be paid to Executive for the additional hours served.

        4. It is intended and expected that Executive will provide substantial consulting services under this Agreement. However, because the precise extent to which the Company will request Executive's services is not known, it is agreed that the consideration for Executive's consulting services, as set forth in the Agreement, will be payable to Executive regardless of the actual extent to which the Company requests that Executive provide consulting services. However, if Executive unreasonably refuses or fails to provide consulting services requested by the Company consistent with this Appendix A, or the Consulting Period is terminated early as provided in Section 2 of the Agreement, payment of such consideration will cease.

        5. Consistent with Executive's status as a consultant during the Consulting Period, and to allow the parties to determine if any employment by Executive would constitute Prohibited Employment, Executive may not render services to another company without notifying the Company as set forth below. Executive is free to seek opportunities to render services (as an employee or otherwise) to another company during the Consulting Period. If Executive accepts an opportunity to render services to another company during the Consulting Period, he shall promptly notify the Company in writing. If Executive is considering an opportunity to render services during the Consulting Period ("Possible Employment"), the Executive may if he so chooses notify the Company of such Possible Employment; any such notice to be in a writing delivered to the Company's President and Chief Executive Officer. The Company shall review any such notice and notify Executive within five (5) business days of the Company's receipt of such notice whether the Company would regard such Possible Employment as Prohibited Employment. If the Company's initial advice to Executive is that the Company would regard the Possible Employment as Prohibited Employment, the Executive may request that the Company reconsider its initial determination. Any such request shall be by written notice delivered to the Chairman of the Board of the Company. The Company shall notify Executive of the results of any such reconsideration within five (5) business days of the Company's receipt of the request for reconsideration. Any remaining dispute following such reconsideration shall be subject to Section 10 of the Agreement. In determining whether to consent to Executive's employment with a Competitor, the Company will take into account the extent to which Executive's knowledge related to the Company could reasonably be expected to adversely affect the Company if Executive was so employed.




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